        Energy West, Incorporated Receives Delisting Notice from Nasdaq

         Great Falls, Mont., October 19, 2004/PR Newswire-First Call/--ENERGY
WEST, INCORPORATED (NASDAQ: EWST-News), a natural gas, propane and energy marketing company serving the Rocky Mountain states, announced today that on
October 15, 2004, it received notice from the staff at Nasdaq indicating that the Company is not in compliance with Nasdaq's requirements for the continued
listing of the Company's common stock on the Nasdaq National Market due to the failure to timely file the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004, as required under Marketplace Rule 4310(c)(14). The notice does not by itself result in immediate delisting of the Company's common stock. However, as of the opening of business on October 19, 2004, an "E" was appended to the end of the trading symbol "EWST" for the Company's common stock.

         In the notice, Nasdaq stated that unless the Company requests a hearing on Nasdaq's delisting notice, the Company's common stock will be delisted from
The Nasdaq National Market at the opening of business on October 26, 2004. The
Company will request a hearing with the Nasdaq Hearing Panel on this matter.
There can be no assurance that the Panel will grant the Company's request for continued listing. A timely request by the Company for a hearing will stay the delisting pending the hearing and a determination by the Nasdaq Hearing Panel.

         The Company has delayed filing its Annual Report on Form 10-K for the fiscal year ended June 30, 2004 in order to allow for the completion of a review of the accounting treatment of a handful of long-term contracts for purchase or sale of natural gas by its subsidiary, Energy West Resources, Inc. The review was initiated in connection with the finalization of the audit of the Company's financial statements for the fiscal year ended June 30, 2004. The Company is working diligently to complete this review and will file its Annual Report as soon as possible.

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         Safe Harbor Forward-looking Statement: Energy West is including the following cautionary statement in the release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995 for any forward-looking statements made by, or on behalf of
Energy West. Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans,"
"predicts," and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, risks associated with contracts accounted for as derivatives, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risks and various other matters, many of which are beyond
Energy West's control. Energy West expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

         For additional information or clarification, please contact:  John Allen.

         Our toll-free number is 1-800-570-5688. Our web address is
www.energywest.com. Our address is P.O. Box 2229, Great Falls, MT 59403-2229.